UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 20, 2013
(Date of earliest event reported)

LINCOLN EDUCATIONAL SERVICES CORPORATION
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-51371	57-1150621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Executive Drive, Suite 340, West Orange, New Jersey  07052

(Address of Principal Executive Offices)   (Zip Code)

Registrant’s telephone number, including area code: (973) 736-9340

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 20, 2013, Lincoln Educational Services Corporation (the “Company”), as borrower, and certain of its wholly-owned subsidiaries, as guarantors, entered into an amendment (the “Amendment”) of the previously disclosed secured revolving credit agreement (the “Credit Agreement”) among the Company, certain of its wholly-owned subsidiaries and a syndicate of four lenders led by Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer (the “Credit Facility”).

The Amendment reduces the aggregate principal amount available under the Credit Facility from $60 million to $40 million, effective January 16, 2014, and until then new borrowing under the Credit Facility is required to be cash collateralized.  Further, the Amendment eliminates the $5 million swing line sublimit and the Company’s right to increase the aggregate principal amount available to borrow under the Credit Facility.  In addition to the lenders’ existing first priority lien on substantially all of the tangible and intangible non-real property assets of the Company and its subsidiaries, the Amendment provides that the lenders will receive a first priority lien on substantially all real property owned by the Company and its subsidiaries and that all net proceeds of future sales of real property by the Company and its subsidiaries be used to prepay revolving loans and permanently reduce the principal amount of revolving loans available under the Credit Facility.  The Amendment contains certain revisions to the consolidated adjusted net worth, consolidated leverage ratio, consolidated fixed charge coverage ratio and minimum financial responsibility composite score financial covenants and restrictions on capital expenditures.  The Credit Facility, as amended, continues to provide the Company with a $25 million letter of credit sublimit.

Additionally, amounts borrowed under the Credit Facility will continue to bear interest, at the Company’s option, at either (i) an interest rate based on LIBOR and adjusted for any reserve percentage obligations under Federal Reserve Bank regulations (the “Eurodollar Rate”) for specified interest periods or (ii) the Base Rate, in each case, plus an applicable margin rate as determined under the Credit Agreement.  The “Base Rate”, as defined under the Credit Agreement, is the highest of (a) the rate of interest announced from time to time by Bank of America, N.A. as its prime rate, (b) the Federal Funds rate plus 0.50% and (c) a daily rate equal to the one-month LIBOR rate plus 1.0%.  Pursuant to the Amendment, the margin interest rate is subject to adjustment within a range of 2.50% to 6.00% based upon changes in the Company’s consolidated leverage ratio and depending on whether the Company has chosen the Eurodollar Rate or the Base Rate option.

In connection with the Amendment, the Company has paid fees to the lenders that are customary for credit facility amendments of this type.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Second Amendment to Credit Agreement dated as of December 20, 2013 among Lincoln Educational Services Corporation, the Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 27, 2013

LINCOLN EDUCATIONAL SERVICES CORPORATION
By:	/s/ Cesar Ribeiro
	Name:	Cesar Ribeiro
	Title:	Executive Vice President, Chief Financial Officer and Treasurer